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                                                                      EXHIBIT 23




CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Citation Corporation and subsidiaries on Forms S-8 (File No. 33-93630, File No. 33-93652, File No. 333-4206, File No. 333-4026, File No. 333-43461, and File No.
333-65239) of our report, dated November 16, 1998 except for Notes 20 and 21 as to which the date is December 14, 1998, on our audits of the consolidated financial statements and the financial statement schedule of Citation Corporation and subsidiaries as of September 27, 1998 and September 28, 1997, and for each of the three years in the period ended September 27, 1998, which report is included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Selected Financial Data."



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


Birmingham, Alabama
December 22, 1998